Exhibit 99.1

Metromedia International Group Announces the Sale of FX Communications and FX Internet

    CHARLOTTE, N.C.--(BUSINESS WIRE)--March 4, 2004--Metromedia International Group, Inc. (the "Company" or "MIG") (currently traded as: OTCPK:MTRM - Common Stock and OTCPK:MTRMP - Preferred Stock), the owner of interests in various communications and media businesses in Russia, Eastern Europe and the Republic of Georgia, today announced that it has completed the sale of its interests in FX Communications S.R.L. (aka Romsat Cable TV) and FX Internet S.R.L., to a consortium of buyers that includes Romania Cable Systems S.A. and Astral Telecom S.A. (the "Consortium") in a transaction that has resulted in net cash proceeds of $16.0 million.
    The Company held a 100% equity interest in both FX Communications and FX Internet and had extended loans with an aggregate principal and interest outstanding balance of $9.9 million. In the sale transaction, the Company assigned the outstanding loans to the Consortium for a cash payment of the loan's full face value of $9.9 million and conveyed its equity interest in each of FX Communications and FX Internet to the Consortium for an aggregate of $6.6 million in cash. The net cash proceeds of $16.0 million to be received from the Consortium reflects a $0.5 million withholding tax payment, attributable to the outstanding interest on the loans extended to FX Communications and FX Internet, which has been disbursed directly to the Romanian government.
    FX Communications has 107,170 subscribers with a 4% share of the Romanian market. In Bucharest, Romania's capital, FX Communications maintains a 20% market share. FX Internet, a Romanian based ISP that is fully integrated into FX Communications, offers broadband as well as dial-up Internet services to 13,101 subscribers.
    FX Communications and FX Internet financial results have historically been and are currently being reported on by the Company within its public filings based on a three-month lag. Accordingly, the financial results of FX Communications and FX Internet that were included in the Company's recently filed 2003 third quarter Form 10-Q financial results for the three and nine month periods ended September 30, 2003 reflect the operating performance of FX Communications and FX Internet for the three and nine month periods ended June 30, 2003.
    The following table highlights the combined financial results of FX Communications and FX Internet:


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(In millions)                         Twelve Months     Twelve Months
                                          Ended             Ended
                                    September 30, 2002  June 30, 2003

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----------------------------------------------------------------------
Revenue                                        $6.5              $6.6
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Gross margin                                    5.0               4.9
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Selling, general and administrative
 expenses                                       3.3               3.3
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Depreciation and amortization                   1.6               1.4
----------------------------------------------------------------------
Operating income                                0.1               0.2
----------------------------------------------------------------------
EBITDA (1)                                      1.6               1.7
----------------------------------------------------------------------

    In making this announcement, Ernie Pyle, Executive Vice President and Chief Financial Officer of the Company, commented: "We are pleased with the price we obtained for our ownership in FX Communications and FX Internet. The sale of FX Communications and FX Internet in exchange for the repayment of the $9.9 million of indebtedness owed to MIG by these companies, together with an additional $6.6 million in respect of the Company's equity is a very substantial multiple of EBITDA (1), approximately 9.7 times EBITDA (1), and represents approximately $133 for each cable and Internet subscriber."
    Mr. Pyle further commented: "The receipt of the $16 million in cash significantly strengthens the Company's liquidity position. These funds, when combined with cash already on hand, should support the Company's planned operating, investing and financing cash flows through December 30, 2004, including the Company's $8.0 million semi-annual interest payment due on September 30, 2004 on its 10 1/2 % Senior Discount Notes due 2007."
    Mark Hauf, Chairman, President and Chief Executive Officer of MIG, commented further: "The sale of FX Communications and FX Internet is the latest step in our strategy of divesting non-core businesses to provide cash to solidify our financial position and enable further development of our core businesses. The Company remains committed to the sale of its remaining non-core cable television and radio broadcast businesses and we continue to expect this process to be completed during the first half of 2004; however, we will keep to a measured pace in marketing these non-core businesses to enable the Company to negotiate terms providing maximum value for our stakeholders."

    About Metromedia International Group

    Through its wholly owned subsidiaries, the Company owns communications and media businesses in Russia, Eastern Europe and the Republic of Georgia. These include mobile and fixed line telephony businesses, wireless and wired cable television networks and radio broadcast stations. The Company has focused its principal attentions on continued development of its core telephony businesses in Russia and the Republic of Georgia, while undertaking a program of gradual divestiture of its non-core media businesses. The Company's remaining non-core media businesses consist of three cable television networks, including operations in Russia, Belarus and Lithuania. The Company also presently owns interests in nineteen radio businesses operating in Finland, Hungary, Bulgaria, Estonia, Latvia and the Czech Republic. The Company's core telephony businesses include PeterStar, the leading competitive local exchange carrier in St. Petersburg, Russia, and Magticom, the leading mobile telephony operator in the Republic of Georgia.

    This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding the Company's ability to meet its future operating and debt service obligations on a timely basis. Other factors that could cause or contribute to such risks and uncertainties include, but are not limited to the Company's ability to achieve expected performance targets for its core telephony businesses, consummate divestitures of its remaining non-core businesses at satisfactory prices, continue to receive dividends from its core business operations, undertake and successfully complete a capital restructuring of the Company's Senior Discount Notes and/or the Company's preferred stock; as well as complete a reorganization of its internal support processes and meet its targeted level of overhead expenditure, changes in general economic and business conditions, unanticipated effects of competition, changes in technology and methods of marketing, and various other factors beyond the Company's control, including the current investigation that the Company's outside counsel is conducting in regards to allegations made by two Georgian individuals of possible illegal conduct of Company personnel and the recent reviews of Magticom's interconnect arrangements, the potential for charges to be brought against Magticom and/or its senior executives and the current actions taken against Dr. George Jokhtaberidze (co-founder and majority owner of Magticom and son-in-law of former Georgian president Eduard Shevardnadze). This also includes such factors as are described from time to time in the SEC reports filed by the Company, including its most recently filed quarterly report on Form 10-Q and the Company's Annual Report on Form 10-K/A for the year ended December 31, 2002. The Company is not under, and expressly disclaims, any obligation to update the information in this news release for any future events, including changes in its cash balances or other events affecting liquidity.

    Please visit our website at www.metromedia-group.com.

    Notes to data for Metromedia International Group, Inc.:

    1. EBITDA is defined as operating income plus depreciation and amortization. This measure is not defined by US generally accepted accounting principles (US GAAP) and is a measure of operating performance commonly used in the telecommunications and media industries, but should not be construed as an alternative to operating income determined in accordance with US GAAP as an indicator of operating performance or as an alternative to cash from operating activities determined in accordance with US GAAP as a measure of liquidity. A reconciliation of EBITDA to operating income is included within this press release.

    CONTACT: Metromedia International Group, Inc.
             Ernie Pyle, 704-321-7380, Ext. # 103
             investorrelations@mmgroup.com